Exhibit 10.1
RESIGNATION, GENERAL RELEASE AND SETTLEMENT AGREEMENT

This Resignation, General Release and Settlement Agreement (“Agreement”) is made and entered into as of the Effective Date (as defined in Section 10 hereof) by and between Byron Bright (“Employee”) and KBR Technical Services, Inc. (“Employer”), a subsidiary of KBR, Inc. (“KBR”). KBR, its subsidiaries, and its affiliated companies, including Employer, are hereinafter referred to, collectively, as the “KBR Entities.”

WHEREAS, it is contemplated that Employee’s employment with Employer will terminate on July 11, 2025 (the “Termination Date”), and Employee will resign from all positions with Employer and the other KBR Entities on such date; and

WHEREAS, Employee and Employer entered into a Severance and Change in Control Agreement, effective January 1, 2021 (the “Severance Agreement”); and

WHEREAS, Employer and Employee desire to set forth the terms of Employee’s resignation and to avoid the expense, delay and uncertainty attendant to any claims that may arise from Employee’s resignation from the employ of Employer and/or any of the other KBR Entities.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained in the Severance Agreement and hereinafter set forth, and for other good and valuable consideration, Employee and Employer agree as follows:
    1.    Resignation. Employee’s employment with Employer, and to the extent applicable, all KBR Entities, will terminate on the Termination Date. Employee acknowledges that, as of the Termination Date, he shall have no authority to, and shall not act as an employee of, or in any other capacity for, Employer or any other KBR Entity. On and after the Termination Date, Employee will not have access to any of Employer’s facilities or resources including, but not limited to, Employer’s computer systems. Notwithstanding Employee’s resignation from employment, and conditioned on Employee’s execution, non-revocation, and compliance with this Agreement, Employee shall be entitled to receive the severance benefits provided under Section 3(a) of this Agreement.

    2.    Obligations of Employee. In addition to the other obligations set forth in this Agreement, Employee agrees that:

(a)Employee reaffirms and acknowledges his existing and continuing obligations under the Severance Agreement, including, without limitation, the obligations set forth in Section 2.6 (Deemed Resignation) and Articles 6 (Release; Damages; Malfeasance; Delay of Payments), 7 (Ownership and Protection of Information; Copyrights), 8 (Non-Competition Obligations), and 9 (Miscellaneous) of the Severance Agreement. In addition, subject to paragraph (e) below, but in no way limiting Employee’s existing and continuing obligations under the Severance Agreement, Employee agrees and acknowledges that the various KBR Entities have developed and own valuable information that is confidential, unique, and specific to the KBR Entities (“Proprietary and Confidential Information”) and that includes, without limitation, trade secrets; financial information; marketing plans and strategies; business and implementation plans; engineering plans; prospect lists; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; names and other information (such as credit and financial data) concerning customers and business affiliates; and other concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present, or anticipated business of various of the KBR Entities. Employee agrees that he has had access to Proprietary and Confidential Information and has had and will continue to have, after the Termination Date, an affirmative obligation to maintain confidential all Proprietary and Confidential Information. Employee agrees that he will safeguard the Proprietary and Confidential Information and will not at any time disclose to any person or entity, permit to be disclosed, use, permit to be used, copy, or permit to be copied any such Proprietary and Confidential Information (whether or not developed by Employee and whether or not received as an employee) without the prior written consent of the Chief Executive Officer of KBR. Employee further agrees to maintain in confidence any proprietary and confidential information of third parties, including their current and prior parents and their subsidiaries and affiliates, received or of which he has knowledge as a result of his employment. The prohibitions of this subsection shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder) and disclosure of information as required by a court of competent jurisdiction or other legal proceeding.

(b)Employee agrees to leave in his office or deliver to Employer on the Termination Date all correspondence, memoranda, notes, records, data or information, analyses, or other documents (including without limitation any computer-generated, computer-stored, or electronically-stored materials), and all copies thereof, made, composed, or received by Employee, solely or jointly with others, and which are in Employee’s possession, custody, or control and that are related in any manner to the past, present, or anticipated business of any of the KBR Entities. Further, Employee agrees to an orderly transition of duties and, if requested by Employer, will provide appropriate details to Employer concerning all of his current business activities and duties.

(c)Employee represents and acknowledges that he has no claim or right, title, or interest in the property or assets of any of the KBR Entities. On the Termination Date, Employee represents that he will deliver any such property in his possession or control, including, without limitation, any computers, credit cards, telephone cards, office keys, and security badges furnished by any of the KBR Entities for his use.

(d)Employee agrees that and all the events (including negotiations) leading up to the execution of this Agreement shall remain confidential as between the parties and he shall not at any time disclose them to any other person or entity. Without limiting the generality of the foregoing, Employee will not initiate, respond to or in any way participate in, or contribute to any public discussion, notice, or other publicity concerning, or in any way relating to, the execution of this Agreement or the events (including any negotiations) which led to its execution. Unless compelled by law, Employee further agrees that he shall not make, directly or indirectly, whether in writing, orally or electronically, any negative, derogatory or other comment that could reasonably be expected to be detrimental to the KBR Entities, their business or operations or any of their current or former employees, officers or directors.

(e)Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee understands that he does not need the prior authorization of Employer to make any such reports or disclosures and Employee is not required to notify Employer or KBR that Employee has made such reports or disclosures. Pursuant to the federal Defend Trade Secrets Act of 2016, the parties agree that nothing in this Section 2 or any other provision of this Agreement shall cause Employee to be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.Obligations of Employer. Subject to the Agreement becoming effective as hereinafter provided, Employer agrees as follows:

(a)In consideration of Employee’s continuing obligations and promises as set forth in this Agreement and the Severance Agreement, Employer will make a severance payment to Employee (or to Employee’s estate in the event of Employee’s death) in the gross amount of $1,500,000 to be paid in a lump sum, less applicable withholding for payroll taxes (the “Severance Amount”). In addition, Employer will extend the option exercise period on Employee’s vested KBR stock options to the earlier of one year following his Termination Date or the last day of the applicable term of each such stock option. Employee acknowledges that the Severance Amount and extended stock option exercise period exceed and fully satisfy any claim for severance pursuant to any severance plan or program maintained by Employer or any KBR Entity or under any law governing Employer or any of the KBR Entities. In the event that Employee is entitled to termination benefits, whether for severance pursuant to any severance plan or program of Employer or any of the KBR Entities or under any law governing any of the KBR Entities, that cannot be voluntarily released by Employee, the Severance Amount and extended stock option exercise period set forth in this subparagraph shall be offset and reduced by any such benefits. Employee acknowledges that his acceptance of all terms of this Agreement, including the release of claims provisions in Section 7, is a condition of his being entitled to the Severance Amount and extended stock option exercise period provided for above and that he is not otherwise entitled to the Severance Amount and extended stock option exercise period.

(b)Upon the Termination Date, Employee acknowledges he has no further right to continue to participate in any retirement, welfare benefit, incentive compensation, vacation or similar plans and programs and will be treated as a terminated employee under such plans and program.

(c)Employer also agrees that the Severance Amount and the extension of the option exercise period as provided in Section 3(a) of this Agreement and the Severance Agreement shall be paid, delivered, or effected, as applicable, no later than the time period provided for under the Severance Agreement; provided, however, that if the period that such payments or benefits are payable following the Termination Date begins in one tax year and extends into a second tax year, such payments or benefits shall instead be paid in the second tax year.

    4.    Prior Rights and Obligations. This Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, which any of the KBR Entities may have, contractual or otherwise, relating to the employment or termination of employment of Employee with Employer or any of the other KBR Entities.

    5.    No Admissions. Employee expressly understands and agrees that the terms of this Agreement are contractual and that no statement or consideration given shall be construed as an admission of any claim by any of the KBR Entities or their respective past and/or present parents, employees, officers, directors, shareholders, trustees, insurers, agents, and representatives, and employee benefit plans, (collectively, including Employer, the “KBR Parties”), all such admissions being expressly denied.

    6.    Employee’s Representation and Covenant Not to Sue; Cooperation. Employee represents, warrants, and agrees that he has not filed any claims, appeals, complaints, or lawsuits against any of the KBR Parties (in either their official or individual capacities) in any court or arbitral forum. Employee further represents that he is not aware of any violations of law by the KBR Parties. Employee further represents that he will not file or permit to be filed or accept any benefit from any claim, appeal, complaint, lawsuit, or petition with any governmental agency, court, or arbitral forum at any time hereafter, including any matter that could be filed on his behalf. Except as provided in paragraph 2(e) above, Employee agrees that he will not engage in activity that might be adverse to the KBR Entities’ interests, including, but not limited to, voluntarily providing testimony adverse to the KBR Entities; however, nothing in this Agreement precludes Employee from filing a complaint with any governmental agency, providing truthful testimony if compelled by law, or from cooperating in the investigations of any government agency on matters within their jurisdictions. Employee agrees that he will fully cooperate with the KBR Entities and their attorneys in any matter Employee possesses or may possess knowledge of, including by (a) providing truthful testimony as a witness or a declarant in connection with any present, future, or threatened investigation, litigation, or administrative or arbitral proceeding involving the KBR Entities, and (b) assisting the KBR Entities during the investigatory and discovery phases (or prior thereto) of any judicial, administrative, internal, arbitral, or grievance proceeding involving the KBR Entities. Further, Employee represents and warrants that no other person or entity has any interest in, or assignment of, any claims or cause of action he may have against any KBR Party and which he now releases in their entirety. If Employee violates any of the representations in this Section 6 or Section 7 of this Agreement or any of his existing and continuing obligations under the Severance Agreement, Employee must reimburse in full all payment(s) (and forfeit the ability of Employee to exercise his extended stock options) made to Employee under paragraph 3(a) of this Agreement.

    7.    General Release and Discharge. Except for those obligations created by the Severance Agreement and this Agreement, and in consideration of the payments and other benefits to be made or provided to Employee in the Severance Agreement and this Agreement and as a material inducement to Employer to enter into this Agreement, Employee, on behalf of himself and his heirs, executors, administrators, assigns, and successors, hereby agrees to release, acquit, and discharge and does hereby release, acquit, and discharge Employer, all KBR Entities and all KBR Parties (in both their official and individual capacities), collectively and individually, with respect to and from any and all claims and any and all causes of action, of any kind or character, whether now known or unknown, he may have against any of them which exist as of the date on which this Agreement is executed by Employee, including, but not limited to, any claim for benefits, compensation, stock, stock options, costs, damages, expenses, remuneration, salary, or wages; and all claims or causes of action arising from or related to his employment, termination of employment, occurrences or omissions during his employment or relating to his employee benefits, or any alleged discriminatory or retaliatory employment practices, including but not limited to any and all claims and causes of action arising under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act and any and all claims and causes of action arising under any other federal, state, or local laws pertaining to employment or equal employment opportunity; except that the parties agree that Employee’s release, acquittal, and discharge shall not relieve Employer from its obligations under the Severance Agreement and this Agreement. This release also applies to any claims brought by any person or agency purporting to represent Employee or pursue relief on behalf of Employee, including but not limited to any class or collective action in which Employee is a putative class member. This Agreement does not prohibit Employee from filing a complaint with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery and agrees not to accept any such relief of recovery relating to any released claim as a result of such EEOC or other agency proceeding or subsequent legal actions.

    8.    ADEA Rights. Employee expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA. Employee further expressly acknowledges and agrees that:

(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b)    He was given a copy of this Agreement on July 7, 2025, and has been provided at least twenty-one (21) days from his receipt of this Agreement to review and consider this Agreement before accepting, and that he may use as much or as little of this time period as he chooses before deciding whether to accept; however, subsequent changes to this Agreement, whether material or immaterial, shall not restart such twenty-one (21)-day review period;

(c)He has and hereby is being advised in writing by Employer to consult with an attorney before signing this Agreement; and

(d)    If he accepts this Agreement, he has seven (7) days following the date of execution of this Agreement to revoke this Agreement. Any such revocation, to be effective, must be delivered in accordance with Section 18 of this Agreement by close of normal business on the seventh (7th) day following the date of Employee’s execution of this Agreement.

    9.    Agreement Voluntary; No Reliance. Employee acknowledges and agrees that he has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present, including all claims under the ADEA, that exist as of the date on which this Agreement is executed by Employee. He further agrees that he has entered into this Agreement for the above stated consideration. He warrants that he is fully competent to execute this Agreement which he understands to be contractual. He further acknowledges that he executes this Agreement of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect, and after being advised to consult with an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, he executes this Agreement fully knowing its effect and voluntarily for the consideration stated above.

    10.    Effective Date. The Effective Date shall be eight (8) days after the execution of this Agreement by Employee and Employer, provided that Employee has not exercised his right of revocation pursuant to Section 8(d) above. This Agreement must become effective no later than the date provided in Section 6.1 of the Severance Agreement. This Agreement will become binding in its entirety upon Employee and Employer, and all of its provisions will be irrevocable on the Effective Date.

    11.    Payment of Taxes. Employee agrees that he shall be exclusively liable for the payment of all employee federal and state taxes which may be due as a result of the consideration received herein, and Employee represents that he shall make payments of such taxes at the time and in the amount required. In addition, Employer, in its discretion, may withhold from any benefits provided and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Employer’s employees generally.

    12.    Dispute Resolution. The parties agree that a dispute, as defined in the KBR Dispute Resolution Program and Plan Rules, shall, as the sole and exclusive remedy, be submitted for resolution through the KBR Dispute Resolution Program, which includes binding arbitration as its final step. The parties agree that the KBR Dispute Resolution Program and Plan Rules are herein incorporated by reference The foregoing notwithstanding, Employer, for and on behalf of itself and the other KBR Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or a continuation of any breach of the provisions of Section 2 of this Agreement pending resolution through the KBR Dispute Resolution Program, and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Employer posting any bond.

    13.    Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflicts of law, unless preempted by the federal law of the United States, in which case federal law shall govern without application of the principles of conflicts of law. However, the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

    14.    Enforcement of Agreement. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

    15.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employer, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee understands and agrees that he is bound by this Agreement and that anyone who claims under him or succeeds to his rights and obligations, such as his spouse, children, heirs, or the executors of his estate is also bound.

    17.    Complete Agreement. This instrument and the Severance Agreement constitute the entire agreement and understanding concerning Employee’s employment, resignation from the same, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, except for any and all secrecy, confidentiality, nonsolicitation, noncompetition, or stock option/restricted stock/restricted stock unit/performance award agreements between Employee and Employer, each of which continues in full force and effect to the extent consistent with the Severance Agreement and this Agreement, except that Employee’s employment shall be deemed terminated on the Termination Date with respect to any such stock option/restricted stock/restricted stock unit/performance award agreements and such other plans and programs as provided in Section 3 above. Further, this Agreement will not act to change the terms of (or waive any rights under): (i) any rights under any directors and officers and fiduciary and general liability insurance policy under which Employee is insured, (ii) Employee’s right to 100% of his vested funds under the Kellogg Brown & Root, Inc. Retirement and Savings Plan, (iii) Employee’s rights to continuation of welfare plan coverage under the Consolidated Omnibus Budget Reconciliation Act, (iv) Employee’s rights to any submitted (in accordance with KBR’s plans and policies) but unpaid medical, dental, business and travel expenses, (v) Employee’s right to payment of the value of his accrued but unused vacation pay (in accordance with KBR’s vacation policy), and (vi) Employee’s right to his vested funds under KBR’s nonqualified deferred compensation plans. Further, in the event of Employee’s death, Employee’s estate shall be subject to all the obligations, and shall have the right to benefits, provided under this Agreement. No amendment to or modification of this Agreement shall be effective unless reduced to writing and signed on behalf of Employer by a duly authorized representative and by Employee.

    18.    Notice. For purposes of this Agreement and the Severance Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to Employer, to KBR, Inc., 601 Jefferson Street, KT3420, Houston, Texas 77002, to the attention of the Office of the General Counsel – Law Department.

If to Employee, to his last known personal residence.

    19.    Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”), or an exemption thereunder, and shall be interpreted and administered accordingly. If any provision of this Agreement would result in the imposition of an applicable tax under Section 409A, Employee and Employer agree that such provision will be reformed to avoid imposition of the applicable tax in a manner that will result in the least adverse economic impact on Employee.

    IN WITNESS WHEREOF, Employee and Employer have duly executed this Agreement in multiple originals to be effective on the Effective Date.

KBR TECHNICAL SERVICES, INC.    BYRON BRIGHT

By:     /s/ Stuart Bradie        /s/ Byron Bright
Name:     Stuart J. B. Bradie
Title:     President & CEO
Date:     July 8, 2025        Date: July 8, 2025

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